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                                                                       EXHIBIT 5


(817)333-2366

November 18, 1994

Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth TX 76102

Gentlemen:

This will refer to the Registration Statement ("Registration Statement") on Form S-8 filed by Burlington Northern Inc. with the Securities and Exchange Commission, relating to the Burlington Northern 401(k) Plan for TCU Employees (the "Plan").

I have examined or caused to be examined such documents, including the Plan, and have made, or have caused to be made, such further investigation as I have deemed necessary or appropriate in connection with this opinion.

I am of the opinion that the Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and I am of the further opinion that the provisions of the written documents should comply with the requirements of ERISA pertaining to such provisions.

I am of the further opinion that the shares of Burlington Northern Inc. Common Stock, no par value, will be, when issued in accordance with the terms and conditions contained in the Registration Statement, validly issued, fully paid, and non-assessable.

I hereby consent to the inclusion in the Registration Statement of this opinion as an exhibit and the reference to me and this opinion the Prospectus thereof under the caption "Legal Opinion."

Sincerely,


/s/ Francis T. Kelly

Francis T. Kelly

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